Exhibit 10.1

Dear Members of the Board:

The results of the examination of McIntosh State Bank (“Bank”), conducted by the Georgia Department of Banking and Finance (“Department”) and the Federal Deposit Insurance Corporation (“FDIC”) as of February 2, 2009, reveal that the condition of the bank is unsatisfactory, with the deficiencies noted being of such magnitude that the bank’s operation is considered unsafe and unsound by the Department.

Accordingly, the Department, in consultation with the FDIC, is issuing this Order, pursuant to the provisions of Subsection 7-1-91 (d) of the Financial Institutions Code of Georgia, requiring the Bank to CEASE AND DESIST from the following enumerated alleged unsafe and unsound practices and to adopt a program of corrective action as a means to address the deficiencies. The alleged unsafe and unsound practices are as follows:

1.	Operating with inadequate supervision and direction over the financial affairs of the Bank;

2.	Operating with an excessive volume of assets subject to adverse classification;

3.	Operating with an inadequate allowance for loan and lease losses (“ALLL”);

4.	Operating with an inadequate level of capital based upon the level of risk identified;

5.	Operating with an excessive volume of credit concentrations which reflect a lack of diversity in the loan portfolio;

6.	Operating with marginal liquidity;

7.	Operating with an excessive volume of non earning assets; and

8.	Operating in apparent violations of rules, regulations, and policy statements.

This Order to Cease and Desist (“ORDER”) between the Department and the FDIC (“Supervisory Authorities”) and the Board of Directors (“Board”) is designed to bring about correction of the currently identified problems of the bank by the Board and bank management, without admitting or denying the alleged charges of unsafe or unsound banking practices. The program of corrective action to be adopted is as follows, with all time periods contained herein to begin with the effective date of the ORDER:

BOARD OF DIRECTORS

1. (a) Immediately from the effective date of this ORDER, the Board shall increase its participation in the affairs of the Bank, assuming full responsibility for the approval of sound policies and objectives and for the supervision of all of the Bank’s activities, consistent with the role and expertise commonly expected for directors of banks of comparable size. This participation shall include meetings to be held no less frequently than monthly at which, at a minimum, the following areas shall be reviewed and approved: new, past due, renewal, insider, charge-off, and recovered loans; operating policies and policy exceptions; insider transactions; reports of income and expenses; investment activity; operating policies; and individual committee actions. Board minutes shall fully document these reviews and approvals, including the names of any dissenting directors.

(b) Within thirty (30) days from the effective date of this ORDER, the Board shall establish a Board committee (“Directors’ Committee”), consisting of at least four members, responsible for ensuring compliance with the ORDER, overseeing corrective measures with respect to the ORDER, and reporting to the Board. Three of the members of the Directors’ Committee shall not be officers of the Bank. The Directors’ Committee shall monitor compliance with this ORDER and, within thirty (30) days from the effective date of this ORDER, and every thirty (30) days thereafter, shall submit a written report detailing the Bank’s compliance with this ORDER to the Board, for review and consideration during its regularly scheduled meeting. Such report and any discussion related to the report of the ORDER shall be recorded in the appropriate minutes of the meeting of the Board and shall be retained in the Bank’s records. Nothing contained herein shall diminish the responsibility of the entire Board to ensure compliance with the provisions of this ORDER.

(c) Within thirty (30) days from the effective date of this ORDER, the Bank shall designate a Board committee to review and approve loans (“Loan Committee”), with such committee being structured so that a majority of members are persons who are not actively involved in the Bank’s lending activities.

MANAGEMENT

2. (a) Within sixty (60) days from the effective date of this ORDER, the Bank shall develop a written analysis and assessment of the Bank’s management and staffing needs (“management plan”). The Board shall submit this written management plan in the same time frame to the Supervisory Authorities for review and comment. The qualifications of management shall be assessed on management’s ability to comply with the requirements of this ORDER; operate the bank in a safe and sound manner; comply with applicable laws, regulations and policy statements; and restore all aspects of the Bank to a safe and sound condition including management, asset quality, earnings, capital, liquidity, and sensitivity to market risks. The management plan shall cover the Bank’s management structure for the purpose of determining those positions considered to be part of the Bank’s management, defining the responsibilities and duties of those positions, and judging the adequacy of the overall management structure and changes needed. At a minimum, the management plan shall include:

(i) The type and number of management positions needed to properly manage and supervise the affairs of the Bank;

(ii) A clear and concise description of the required experience and level of compensation for each management position at the bank;

(iii) An evaluation of the Board, each Bank officer, and staff members to determine whether those individuals possess the ability, experience and other qualifications required to competently perform present and anticipated duties, including the ability to provide appropriate oversight of the lending function, to adhere to established policies and procedures of the Bank, to restore and maintain the Bank in a safe and sound condition, and to comply with all requirements of this ORDER. Specifically, this review shall ensure that an adequate lending staff is in place, with competence in the commercial real estate (CRE) lending field. Also, the plan shall include an evaluation of the salary that each officer is receiving when compared to the responsibilities the individual is performing; and

(iv) Procedures to recruit, hire, or appoint additional or replacement personnel with the requisite ability, experience, and other qualifications required to competently perform their assigned duties.

(b) Any management or Board changes needed shall be made within ninety (90) days of the completion of the management plan. Further, the Bank shall notify the Supervisory Authorities, in writing, of the resignation or termination of any of the Bank’s directors or senior executive officers. Additionally, during the life of this ORDER, the Bank shall notify the Supervisory Authorities in writing when it proposes to add any individual to the Bank’s board of directors or employ any individual as a senior executive officer. The notification must be received at least thirty (30) days before the planned addition or employment is intended to become effective and shall include a description of the background and experience of the individual or individuals to be added or employed. The Bank may not add any individual to its Board or employ any individual as an executive officer without the approval of the Supervisory Authorities.

(c) Any subsequent modifications to the management plan shall be submitted to the Supervisory Authorities for review and comment. No more than thirty (30) days from the receipt of any comment from the Supervisory Authorities, and after consideration of such comment, the Board shall approve the management plan modification.

ADVERSELY CLASSIFIED ITEMS

3. (a) Within ten (10) days from the effective date of this ORDER, the Bank shall eliminate from its books, by charge-off or collection, all assets or portions of assets adversely classified “Loss” in the February 2,2009 Report of Examination (Report) that have not been previously charged-off or collected. Elimination of these assets through proceeds of other loans made by the Bank is not considered collection for purposes of this Paragraph.

(b) Additionally, while this ORDER remains in effect, the Bank shall, within thirty (30) days of the receipt of any official Report of Examination of the Bank from the Department or the FDIC, eliminate from its books, by collection, charge-off, or other proper entries, the remaining balance of any assets classified “Loss” and fifty (50) percent of any assets classified “Doubtful” unless otherwise approved in writing by the Supervisory Authorities.

(c) Within six (6) months from the effective date of this ORDER, the Bank shall reduce the assets classified “Substandard” as of February 2,2009, that have not previously been charged off to not more than $58,800,000.

(d) Within twelve (12) months from the effective date of this ORDER, the Bank shall reduce the assets classified “Substandard” as of February 2,2009, that have not previously been charged off to not more than $44,100,000.

(e) Within eighteen (18) months from the effective date of this ORDER, the Bank shall reduce the assets classified “Substandard” as of February 2,2009, that have not previously been charged off to not more than $30,900,000.

(f) Within twenty-four (24) months from the effective date of this ORDER, the Bank shall reduce the assets classified “Substandard” as of February 2, 2009, that have not previously been charged off to not more than $22,900,000.

(g) Within thirty (30) months from the effective date of this ORDER, the Bank shall reduce the assets classified “Substandard” as of February 2,2009, that have not previously been charged off to not more than $15,200,000.

(h) The requirements of Subparagraphs 3(a), 3(b), 3(c), 3(d), 3(e), 3(f) and 3(g) of this ORDER are not to be construed as standards for future operations and, in addition to the foregoing, the Bank shall eventually reduce the total of all adversely classified assets. Reduction of these assets through proceeds of other loans made by the Bank is not considered collection for the purpose of this Paragraph. As used in Subparagraphs 3(c), 3(d), 3(e), 3(f) and 3(g) the word “reduce” means:

(i) to collect;

(ii) to charge-off; or

(iii) to sufficiently improve the quality of assets adversely classified to warrant removing any adverse classification, as determined by the Supervisory Authorities.

NO ADDITIONAL CREDIT

4. (a) Beginning with the effective date of this ORDER, the Bank shall not extend, directly or indirectly, any additional credit to, or for the benefit of, any borrower who has a loan or other extension of credit from the Bank that has been charged off or classified, in whole or in part, “Loss” or “Doubtful” and is uncollected. The requirements of this Paragraph shall not prohibit the Bank from renewing (after collection in cash of interest due from the borrower) any credit already extended to the borrower. However, the certification required in Subparagraph 4( c )(i), (ii), and (iii) would apply to such a renewal.

(b) Additionally, during the life of this ORDER, the Bank shall not extend, directly or indirectly, any additional credit to, or for the benefit of, any borrower who has a loan or other extension of credit from the Bank that has been classified, in whole or in part, “Substandard” and is uncollected.

(c) Subparagraph 4(b) shall not apply if the Bank’s failure to extend further credit to a particular borrower would be detrimental to the best interests of the Bank. Prior to extending additional credit pursuant to this Subparagraph, either in form of a renewal, extension, or further advance of funds, such additional credit shall be approved by a majority of the board of directors, or a designated committee thereof, who shall certify, in writing:

(i) why the failure of the Bank to extend such credit would be detrimental to the best interests of the Bank;

(ii) that the Bank’s position would be improved thereby; and

(iii) how the Bank’s position would be improved.

The signed certification shall be made a part of the minutes of the board of directors or designated committee, and a copy of the signed certification shall be retained in the borrower’s credit file.

For purposes of this Paragraph, “additional credit” shall include financing of any fees or interest due that are added to a loan in conjunction with a refinancing (including notes having “balloon” features), and any restructuring (including any action that constitutes a change in terms, such as payment extensions).

PLANS FOR REDUCING/IMPROVING CLASSIFIED ASSETS

5. Within ninety (90) days of the effective date of this ORDER, the Bank shall review and, if necessary, revise its specific plans and proposals to effect the reduction and/or improvement of any lines of credit which are adversely classified by the Supervisory Authorities as of the date of the Report and which aggregate $1,000,000 or more as of that date. The plans shall identify, at a minimum, the cause(s) of the borrower’s problems, the bank’s current lien position and collateral values, the proposed exit strategy, and an estimate of any potential loss exposure. Such plans shall thereafter he monitored and progress reports thereon resubmitted by the Bank at 90-day intervals concurrently with the other reporting requirements set forth in Paragraph 16 of this ORDER. The Bank shall submit the plans and proposals to the Supervisory Authorities within ninety (90) days from the effective date of this ORDER.

LOAN REVIEW PROGRAM

6. Within sixty (60) days of the effective date of this ORDER, the Bank shall enhance the internal loan review program to provide for the timely identification and categorization of problem credits.

ALLOWANCE FOR LOAN AND LEASE LOSSES

7. The Bank shall maintain an adequate ALLL. In complying with this Paragraph, the Board shall review the adequacy of the ALLL within twenty-one (21) days after the end of each calendar quarter and make appropriate provisions. Such review, at a minimum, shall take into consideration the results of the Bank’s most recent regulatory examination, loan review, net loan loss history, level of nonperforming loans, concentrations within the loan portfolio, the overall composition of the loan portfolio, internal and/or external loan reviews, an estimate of potential loss exposure of significant credits, and present and prospective economic conditions. A deficiency in the ALLL shall be remedied in the calendar quarter it is discovered, prior to submitting the Reports of Condition and Income, by a charge to current operating earnings. The minutes of the Board meeting at which such review is undertaken shall indicate the results of the review. The method used for computing the ALLL shall be consistent with outstanding regulatory guidance and Generally Accepted Accounting Principles (GAAP) and be satisfactory to the Supervisory Authorities as determined at subsequent examinations and/or visitations. A written record shall be maintained, indicating the methodology utilized, and the review shall be included in the minutes of the Board.

CAPITAL

8. (a) Within sixty (60) days from the effective date of this ORDER, the Board shall submit to the Supervisory Authorities a revised Capital Plan based on the significant change in the risk profile of the institution. Specifically, the Capital Plan shall address the increase in classified assets, current earnings projections, and any projections of shrinkage of the bank’s total assets. Also, the Capital Plan shall detail how Bank plans to meet and maintain the minimum risk-based capital requirements for a well-capitalized bank, as described in Part 325 of the FDIC Rules and Regulations, 12 C.F.R. Part 325. Additionally, statutory requirements for the holding of brokered deposits shall be considered in the Capital Plan. Further, the Capital Plan shall identify sources of additional capital and provide for the injection of such capital as necessary in order to maintain compliance with capital ratios required in this ORDER.

(b) Within sixty (60) days from the effective date of this ORDER, the Bank shall maintain Tier 1 capital in such an amount as to equal or exceed eight (8) percent of the Bank’s total assets and total risk based capital in such an amount as to equal or exceed ten (10) percent of the Bank’s total risk weighted assets. Additionally, within sixty (60) days from the effective date of this ORDER, the Bank shall develop and adopt a plan for achieving and maintaining the aforementioned Tier 1 capital and total risk based capital levels during the life of this ORDER. The plan shall be submitted to the Supervisory Authorities for review and approval.

(c) The level of Tier 1 capital to be maintained during the life of this ORDER pursuant to Subparagraph 8(b) shall be in addition to a fully funded ALLL, the adequacy of which shall be satisfactory to the Supervisory Authorities as determined at subsequent examinations and/or visitations.

(d) Any increase in Tier 1 capital necessary to meet the requirements of Paragraph 8 of this ORDER may be accomplished by the following:

(i) the sale of common stock; or

(ii) the sale of noncumulative perpetual preferred stock; or

(iii) the direct contribution of cash by the board of directors, shareholders, and/or parent holding company; or

(iv) any other means acceptable to the Supervisory Authorities; or

(v) any combination of the above means.

Any increase in Tier 1 capital necessary to meet the requirements of Paragraph 8 of this ORDER may not be accomplished through a deduction from the Bank’s ALLL.

(e) If all or part of the increase in Tier 1 capital required by this paragraph is accomplished by the sale of new securities, the Board shall adopt and implement a plan for the sale of such additional securities, including the voting of any shares owned or proxies held or controlled by them in favor of the plan. Should the implementation of the plan involve a public distribution of the Bank/Bank Holding Company’s securities (including a distribution limited only to the existing shareholders), the Bank/Bank Holding Company shall prepare offering materials fully describing the securities being offered, including an accurate description of the financial condition of the Bank/Bank Holding Company and the circumstances giving rise to the offering, and any other material disclosures necessary to comply with federal securities laws. Prior to the implementation of the plan and, in any event, not less than 20 days prior to the dissemination of such materials, the plan and any materials used in the sale of the securities shall be submitted to the FDIC, Division of Supervision and Consumer Protection, Accounting and Securities Disclosure Section, 550 17th Street, N.W., Room F-6066, Washington, D.C. 20429 and

to the Commissioner, Georgia Department of Banking and Finance, 2990 Brandywine Road, Suite 200, Atlanta, Georgia 30341-5565 for review. Any changes requested to be made in the plan or materials shall be made prior to their dissemination. If the increase in Tier 1 capital is provided by the sale of noncumulative perpetual preferred stock, then all terms and conditions of the issue, including but not limited to those terms and conditions relative to interest rate and convertibility factor, shall be presented to the Supervisory Authorities for prior approval.

(f) In complying with the provisions of this paragraph, the Bank shall provide to any subscriber and/or purchaser of the Bank’s securities, a written notice of any planned or existing development or other changes which are materially different from the information reflected in any offering materials used in connection with the sale of Bank securities. The written notice required by this paragraph shall be furnished within ten (10) days from the date such material development or change was planned or occurred, whichever is earlier, and shall be furnished to every subscriber and/or purchaser of the Bank’s securities who received or was tendered the information contained in the Bank’s original offering materials.

(g) For the purposes of this ORDER, the terms “Tier 1 capital” and “total assets” shall have, the meanings ascribed to them in Part 325 of the FDIC’s Rules and Regulations, 12 C.F.R. §§ 325.2(v) and 325.2(x), respectively.

CONCENTRATIONS OF CREDIT

9. (a) Within sixty (60) days from the effective date of this ORDER, the Bank shall review and, if necessary, revise its written plan detailing appropriate strategies for managing acquisition, development and construction (AD C) and commercial real estate (CRE) concentration levels, including a contingency plan to reduce or mitigate concentrations given current adverse market conditions. If the contingency plan includes selling or securitizing such loans, management shall include an assessment of the marketability of the portfolio in the plan. The Board shall submit this written ADC/CRE plan in the same time frame to the Supervisory Authorities for review and comment. The Bank shall submit its written plan to the Supervisory Authorities within sixty (60) days from the effective date of this ORDER.

(b) Within sixty (60) days from the effective date of this ORDER, the Bank shall perform a risk segmentation analysis with respect to the Concentrations of Credit listed on Page 32 of the Report. Concentrations should be stratified as the Board deems appropriate, but shall include concentrations identified by industry, geographic distribution, underlying collateral, direct or indirect extensions of credit to or for the benefit of any borrowers dependent upon the performance of a single developer or builder, and other asset groups that are considered economically related. The Board should refer to the Joint Guidance on Concentrations in Commercial Real Estate Lending, Sound Risk Management Practices, for information regarding risk segmentation analysis.

FUNDS MANAGEMENT

10. (a) Within thirty (30) days from the effective date of this ORDER, the Bank shall perform an assessment of the Bank’s liquidity needs and plans for ensuring such needs are met on an ongoing basis. The Bank shall review the adequacy of its asset liability management (ALM) practices in light of the change in the Bank’s overall financial condition. The assessment shall take into consideration the Bank’s loan, investment, operating, and budget policies as well as the bank’s liquidity contingency plan. In addition, the Bank shall develop a plan for reducing its volatile liability dependence and brokered deposits.

(b) Within thirty (30) days of the effective date of this ORDER, the Bank shall develop or revise, adopt and implement a written liquidity contingency plan. The written liquidity contingency plan shall incorporate the applicable guidance contained in Financial Institution Letter (FIL) 84-2008 dated August 26,2008, entitled Liquidity Risk Management. Such plan and its implementation shall be in a form and manner acceptable to the Supervisory Authorities as determined at subsequent examinations and/or visitations.

BROKERED DEPOSITS

11. Beginning with the effective date of this ORDER, and so long as this ORDER is in effect, the Bank shall not accept, renew, or rollover brokered deposits without obtaining a brokered deposit waiver approved by the FDIC pursuant to section 29 of the Act, 12 U.S.C. § 1831 f. For purposes of this ORDER, brokered deposits are defined as described in section 337.6(a)(2) of the FDIC’s Rules and Regulations, 12 C.F.R. § 337.6(a)(2) to include any deposits funded by third party agents or nominees for depositors, including deposits managed by a trustee or custodian when each individual beneficial interest is entitled to or asserts a right to federal deposit Insurance.

STRATEGIC PLAN/EARNINGS

12. Within sixty (60) days from the effective date of this ORDER, the Bank shall submit to the Supervisory Authorities a written strategic business plan that covers three (3) years for improving the earnings and overall financial condition of the Bank. The plan, at a minimum, shall provide for or describe:

(a) The identification of major areas including, at a minimum, asset growth, loan portfolio and deposit mix, market focus, earnings projections, capital needs, and liquidity management, and means by which the Board will seek to improve the Bank’s operating performance;

(b) Management, lending, and earnings objectives, appropriate to the Bank’s condition, and specific strategies for achieving such objectives;

(c) A realistic and comprehensive budget;

(d) A description of the operating assumptions that form the basis for, and adequately support, major projected income and expense components and provisions needed to establish and maintain an adequate ALLL; and

(e) A budget review process incorporating the use of pro forma income statements and analysis of budgeted versus actual income and expense, with significant deviations from budgeted projections being analyzed in writing.

The plan shall consist of short and long-term goals designed to improve the condition of the Bank and strategies for achieving those goals. The plan shall be in a form and manner acceptable to the Supervisory Authorities as determined at subsequent examinations and/or visitations.

VIOLATIONS

13. Within sixty (60) days from the effective date of this ORDER, the Bank shall take all necessary steps consistent with sound banking practices to eliminate and/or correct all apparent violations of regulations and contraventions of policy cited in the Report. In addition, the Bank shall take all necessary steps to ensure future compliance with all applicable laws, regulations, and statements of policy.

DIRECTORS’ FEES, CASH DIVIDENDS AND BONUSES

14. The Bank shall not, directly or indirectly, pay fees to the Bank’s directors including, but not limited to, reimbursement of expenses or payment of indebtedness without the prior written approval of the Supervisory Authorities. Further, the Bank shall not pay cash dividends or bonuses without the prior written consent of the Supervisory Authorities.

NOTICE TO SHAREHOLDERS

15. Following the effective date of this ORDER, the Bank shall send to its shareholders or otherwise furnish a description of this ORDER in conjunction with the Bank’s next shareholder communication and also in conjunction with its notice or proxy statement preceding the Bank’s next shareholder meeting. The description shall fully describe the ORDER in all material respects. The description and any accompanying communication, statement, or notice shall be sent to the Supervisory Authorities at least twenty (20) days prior to the dissemination to shareholders. Any changes requested to be made by the Supervisory Authorities shall be made prior to the dissemination of the description, communication, notice, or statement.

PROGRESS REPORTS

16. Within thirty (30) days of the end of the first calendar quarter following the effective date of this ORDER, and within thirty (30) days of the end of each calendar quarter thereafter, the Bank shall furnish written progress reports to the Supervisory Authorities detailing the form and manner of any actions taken to secure compliance with this ORDER and the results thereof. Such reports may be discontinued when the corrections required by this ORDER have been accomplished and the Supervisory Authorities have released the Bank in writing from making further reports.

This ORDER shall become effective immediately upon the date of its issuance. The provisions of this ORDER shall remain effective and enforceable except to the extent that, and until such time as, any provisions of this ORDER shall have been modified, terminated, suspended, or set aside by the Supervisory Authorities.

This Order is issued under the provision of Section 7-1-91(d) of the Financial Institutions Code of Georgia.

This the 23rd day of October, 2009.

/s/ Robert M. Braswell
Robert M. Braswell
Commissioner
Georgia Department of Banking and Finance

The undersigned, as Regional Director of the Federal Deposit Insurance Corporation, acknowledges this Cease and Desist Order issued by the Georgia Department of Banking and Finance and considers its acceptance as representing a commitment to the Federal Deposit Insurance Corporation from the Board of Directors of McIntosh State Bank, Jackson, Georgia, to comply with the terms of this Agreement.

/s/ Doreen R. Eberley
Doreen R. Eberley
Acting Regional Director
Federal Deposit Insurance Corporation

Without admitting or denying the alleged charges of unsafe or unsound banking practices, the undersigned Directors of McIntosh State Bank, Jackson, Georgia, acknowledge receipt of and agree to make a good faith effort to comply with the terms and conditions of this ORDER.

/s/ George C. Barber	/s/ William K. Malone
George C. Barber	William K. Malone

/s/ John L. Carter	/s/ William T. Webb
John L. Carter	William T. Webb

/s/ D. Keith Fortson	/s/ Thurman L. Willis, Jr.
D. Keith Fortson	Thurman L. Willis, Jr.

/s/ J. Paul Holmes, Jr.
J. Paul Holmes, Jr.